Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Announces Strong Second Quarter 2017 Operating Results; Signs MOU for Long-Term Agreement with Boeing to Settle Open Issues; Increases Share Repurchase Authorization up to $1 Billion; Raises 2017 Cash from Ops and Free Cash Flow* Guidance by $50 Million

Second Quarter 2017 Results and Highlights

•
Signed memorandum of understanding (MOU) for agreement with Boeing to settle open commercial issues on range of programs into 2022. Results in 787 forward loss of $353 million (net charge of $346 million)

•	Agreed to joint study with Boeing on advanced aerostructures

•	Revenue of $1.8 billion

•	Earnings per share (EPS) of $(0.48); Adjusted EPS* of $1.57, up 30% y/y

•	New 2017 EPS guidance of $2.95 - $3.20; Adjusted EPS* of $5.00 - $5.25 (up by $0.40)

•	Cash from operations of $222 million; free cash flow* of $175 million, up 9% y/y

•	Repurchased 2.2 million shares for $126 million at an average share price of $56.33

•	Board increased current share repurchase program to $1 billion

Wichita, Kan., August 2, 2017 - Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported second quarter 2017 financial results driven by strong operating performance.

Table 1. Summary Financial Results (unaudited)
	2nd Quarter			Six Months
($ in millions, except per share data)	2017	2016	Change	2017	2016	Change
Revenues	$1,826	$1,830	—%	$3,520	$3,512	—%
Operating (Loss) Income	($83)	$83	(199%)	$131	$350	(63%)
Operating (Loss) Income as a % of Revenues	(4.5%)	4.6%	(910) BPS	3.7%	10.0%	(630) BPS
Net (Loss) Income	($57)	$45	(227%)	$85	$216	(61%)
Net (Loss) Income as a % of Revenues	(3.1%)	2.4%	(550) BPS	2.4%	6.2%	(380) BPS
Earnings Per Share (Fully Diluted)	($0.48)	$0.35	(237%)	$0.71	$1.65	(57%)
Adjusted Earnings Per Share (Fully Diluted)*	$1.57	$1.21	30%	$2.76	$2.51	10%
Fully Diluted Weighted Avg Share Count	118.2	129.3		119.8	130.9
“We delivered a record 424 shipsets compared to 408 shipsets in the same period last year, primarily driven by the ramp-up in production rates on the 737, the A320, and the A350 programs;

* Non-GAAP financial measure, see Appendix for reconciliation our supply chain cost reduction initiatives are gaining traction; and we are finally fully-recovered in Kinston and back to our normal mode of sea transportation, following Hurricane Matthew last October,” Spirit President and CEO Tom Gentile said.
“In addition, Spirit recently made several announcements regarding the growth of our global fabrication business. We announced the creation of a new five-axis fabrication center of excellence and the expansion of our chemical processing capabilities on our Wichita, Kansas, campus. We also announced the creation of a new three- and four-axis fabrication center of excellence in McAlester, Oklahoma, and the expansion of our manufacturing facilities in Malaysia,” Gentile added. “All of these initiatives solidify Spirit as a world leader in the fabrication of detailed parts for the commercial and military aerospace industry.”
“Importantly, we are pleased to announce the exciting news that we have reached an agreement with our largest customer, Boeing, into 2022 on open commercial issues related to a range of programs, including the 737 MAX and the 787. We have signed an MOU reflecting our agreement and will now be working on formal amendments to the program agreements,” Gentile said. “Overall, by addressing a range of programs and not just 787 pricing, the MOU reduces much uncertainty that has long existed in the relationship with our largest customer and preserves our ability to meet our long-term cash flow goals,” Gentile said.
The MOU requires that the parties negotiate and execute Definitive Documentation, as defined in the MOU, in the third quarter of 2017. Spirit management believes the agreement will be completed and executed in the third quarter; however, there can be no assurance that Definitive Documentation will ultimately be executed and that Spirit’s dispute with Boeing will be resolved pursuant to the MOU.
“One of the biggest challenges in our discussions with Boeing has been 787 pricing. As part of this new MOU with Boeing, we are extending the block from 1003 units to 1300 units and establishing a planning block through line unit 1405. Although the 787 contract had agreed price step-downs for the 787-8, we had never agreed with Boeing on pricing for the 787-9 and -10. We have now agreed on modified step-down pricing for the 787-9 and -10 through line unit 1405. As a result of the MOU, we have recognized a reach-forward loss of $353 million on the 787 program,” Gentile remarked. “The agreement also includes a commitment from both organizations to work together on joint cost reduction efforts with financial incentives for both parties,” Gentile added.
“In addition to addressing open commercial issues, Spirit has also agreed with Boeing that
* Non-GAAP financial measure, see Appendix for reconciliation we will jointly study advanced aerostructures and manufacturing processes,” Gentile said.
Revenue
    Spirit’s second quarter 2017 revenue was $1.8 billion, consistent with the same period of 2016, primarily driven by higher production deliveries on the Boeing 737 and Airbus A350 XWB programs, offset by lower production deliveries on the Boeing 777 program and decreased Global Customer Support & Services (GCS&S) activity. (Table 1)
Spirit’s backlog at the end of the second quarter of 2017 was approximately $46 billion, with work packages on all commercial platforms in the Boeing and Airbus backlog.
Earnings
Operating income for the second quarter of 2017 was $(82.8) million, down compared to $83.3 million in the same period of 2016, reflecting the impact of the MOU with Boeing, partially offset by increased sales on higher-profit programs and the reversal of a litigation reserve, as well as the absence of the charges recognized during the second quarter of 2016 associated with the Airbus settlement. Second quarter reported EPS was $(0.48), or $1.57* per share adjusted to exclude the impact of the MOU with Boeing, compared to $0.35 EPS (or $1.21* adjusted) in the same period of 2016. (Table 1)
“Given the strong performance in the first half of 2017, we are raising our full-year adjusted earnings per share* guidance by $0.40 to a new range of $5.00 - $5.25 per share from the previous guidance range of $4.60 - $4.85,” Gentile said.
Cash
Free cash flow* in the second quarter of 2017 was $175 million, up 9 percent compared to free cash flow of $161 million in the same quarter last year. (Table 2)
“Additionally, we are raising our free cash flow* guidance to $500-$550 from the previous range of $450-$500,” Gentile added.
Cash balance at the end of the quarter was $697 million. The company’s $650 million revolving credit facility remained undrawn at the end of the quarter.
“In the second quarter, we repurchased 2.2 million shares for $126 million. Year-to-date we have deployed a total of $208 million and repurchased 3.6 million shares under the existing authorization of up to $600 million,” Gentile concluded. “The Board has authorized an increase in

* Non-GAAP financial measure, see Appendix for reconciliation our share repurchase program of $400 million, resulting in a total program authorization of $1 billion. With the shares repurchased in the first half of 2017, we have approximately $800 million of this authorization remaining.”

Table 2. Cash Flow and Liquidity (unaudited)
	2nd Quarter		Six Months
($ in millions)	2017	2016	2017	2016
Cash Flow from Operations	$222	$215	$334	$309
Purchases of Property, Plant & Equipment	($47)	($54)	($88)	($105)
Free Cash Flow*	$175	$161	$246	$204
Adjusted Free Cash Flow*	$175	$161	$246	$161

Liquidity			June 29, 2017	December 31, 2016
Cash			$697	$698
Total Debt			$1,087	$1,087

Financial Outlook and Risk to Future Financial Results

2017 Guidance
Table 3. Financial Outlook Updated August 2, 2017	Prior	New

Revenues	$6.8 - $6.9 billion	$6.8 - $6.9 billion
Earnings Per Share (Fully Diluted)	$4.60 - $4.85	$2.95 - $3.20
Adjusted Earnings Per Share (Fully Diluted)*	$4.60 - $4.85	$5.00 - $5.25
Effective Tax Rate	~31 - 32%	~29%
Free Cash Flow*	$450 - $500 million	$500 - $550 million

Risks applicable to our financial guidance are described more fully in the Cautionary Statement Regarding Forward-Looking Statements in this release.

* Non-GAAP financial measure, see Appendix for reconciliation

Segment Results
Fuselage Systems
Fuselage Systems segment revenue in the second quarter of 2017 increased by 2 percent from the same period last year to $938 million, primarily due to higher production deliveries on the Boeing 737 and increased defense-related activity, partially offset by lower production deliveries on the Boeing 777 program and lower GCS&S activity. Operating margin for the second quarter of 2017 decreased to (8.5) percent, compared to 2.3 percent during the same period of 2016, primarily due to the impact from the MOU with Boeing. Additionally, the second quarter 2016 operating margin was impacted by the forward loss charge recognized on the Airbus A350 XWB program during the second quarter of 2016, which resulted from the Airbus settlement. In the second quarter of 2017, the segment recorded pretax $0.7 million of favorable cumulative catch-up adjustments and net forward losses of $(231.7) million.

Propulsion Systems
Propulsion Systems segment revenue in the second quarter of 2017 decreased 9 percent from the same period last year to $437 million, primarily driven by lower production deliveries on the Boeing 777 program, lower revenue recognized on the Boeing 787 program, and decreased GCS&S activity, partially offset by higher production deliveries on the Boeing 737. Operating margin for the second quarter of 2017 was 9.4 percent, compared to 15.4 percent during the same period of 2016, primarily driven by the impact from the MOU with Boeing. In the second quarter of 2017, the segment recorded pretax $6.1 million of favorable cumulative catch-up adjustments on mature programs and net forward losses of $(48.0) million.

Wing Systems
Wing Systems segment revenue in the second quarter of 2017 increased by 6 percent from the same period last year to $451 million, primarily due to higher production deliveries on the Airbus A350 XWB and A320, as well as higher revenue recognized on the Boeing 787 program, partially offset by the absence of one-time claim settlements with customers that took place in the second quarter of 2016. Operating margin for the second quarter of 2017 decreased to 6.8 percent, compared to 15.3 percent during the same period of 2016, primarily due to the MOU with Boeing. In the second quarter of 2017, the segment recorded pretax $17.5 million of favorable cumulative catch-up adjustments primarily on mature programs and net forward losses of $(73.8) million.

Table 4. Segment Reporting (unaudited)
	2nd Quarter			Six Months
($ in millions)	2017	2016	Change	2017	2016	Change
Segment Revenues
Fuselage Systems(1)	$938.2	$923.6	1.6%	$1,855.1	$1,799.4	3.1%
Propulsion Systems	436.5	481.7	(9.4%)	842.8	920.3	(8.4%)
Wing Systems	450.5	424.2	6.2%	819.5	784.7	4.4%
All Other(1)	0.9	0.4	**	2.8	7.1	**
Total Segment Revenues	$1,826.1	$1,829.9	(0.2%)	$3,520.2	$3,511.5	0.2%
Segment Earnings from Operations
Fuselage Systems(1)	($80.2)	$21.0	**	$70.2	$198.7	(64.7%)
Propulsion Systems	41.0	74.3	(44.8%)	114.7	173.4	(33.9%)
Wing Systems	30.8	64.8	(52.5%)	89.3	123.6	(27.8%)
All Other(1)	(0.6)	(0.4)	(50.0)%	(0.7)	1.1	**
Total Segment Operating Earnings	($9.0)	$159.7	**	$273.5	$496.8	(44.9%)
Unallocated Expense
Corporate SG&A	($46.1)	($70.2)	34.3%	($98.0)	($120.2)	18.5%
Impact of Severe Weather Event	(9.1)	—	**	(19.9)	—	**
Research & Development	(6.7)	(4.4)	(52.3%)	(11.7)	(10.5)	(11.4%)
Cost of Sales	(11.9)	(1.8)	**	(13.1)	(16.3)	19.6%
Total Earnings from Operations	($82.8)	$83.3	**	$130.8	$349.8	(62.6%)
Segment Operating Earnings as % of Revenues
Fuselage Systems	(8.5%)	2.3%	**	3.8%	11.0%	(720) BPS
Propulsion Systems	9.4%	15.4%	(600) BPS	13.6%	18.8%	(520) BPS
Wing Systems	6.8%	15.3%	(850) BPS	10.9%	15.8%	(490) BPS
All Other	**	**		**	**
Total Segment Operating Earnings as % of Revenues	(0.5%)	8.7%	(920) BPS	7.8%	14.1%	(630) BPS
Total Operating Earnings as % of Revenues	(4.5%)	4.6%	(910) BPS	3.7%	10.0%	(630) BPS

**	Represents an amount equal to or in excess of 100% or not meaningful

(1)
Includes reclassification of $8.2 million of revenue and $1.7 million of operating income from the Other segment to the Fuselage segment for the three months ended June 30, 2016, and $10.2 million of revenue and $2.1 million of operating income from the Other segment to the Fuselage segment for the six months ended June 30, 2016.

Contact information:
Investor Relations: Ghassan Awwad (316) 523-7040
Media: Fred Malley (316) 523-1233
On the web: http://www.spiritaero.com

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “goal,” “forecast,” “intend,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: 1) our ability to continue to grow our business and execute our growth strategy, including the timing, execution, and profitability of new and maturing programs; 2) our ability to perform our obligations under our new and maturing commercial, business aircraft and military development programs, and the related recurring production; 3) our ability to accurately estimate and manage performance, cost and revenue under our contracts, including our ability to achieve certain cost reductions with respect to the 787 program; 4) margin pressures and the potential for additional forward losses on new and maturing programs; 5) our ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft; 6) the effect on aircraft demand and build rates of changing customer preferences for business aircraft, including the effect of global economic conditions on the business aircraft market and expanding conflicts or political unrest in the Middle East or Asia; 7) customer cancellations or deferrals as a result of global economic uncertainty or otherwise; 8) the effect of economic conditions in the industries and markets in which we operate in the U.S. and globally and any changes therein, including fluctuations in foreign currency exchange rates; 9) the success and timely execution of key milestones such as the receipt of necessary regulatory approvals and customer adherence to their announced schedules; 10) our ability to successfully negotiate, or re-negotiate, future pricing under our supply agreements with Boeing and our other customers; 11) our ability to enter into profitable supply arrangements with additional customers; 12) the ability of all parties to satisfy their performance requirements under existing supply contracts with our two major customers, Boeing and Airbus, and other customers, and the risk of nonpayment by such customers; 13) any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals, or reduced orders by their customers or from labor disputes or acts of terrorism; 14) any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; 15) our ability to avoid or recover from cyber-based or other security attacks, information technology failures, or other disruptions; 16) returns on pension plan assets and the impact of future discount rate changes on pension obligations; 17) our ability to borrow additional funds or refinance debt; 18) competition from commercial aerospace original equipment manufacturers and other aerostructures suppliers; 19) the effect of governmental laws, such as U.S. export control laws and U.S. and foreign anti-bribery laws such as the Foreign Corrupt Practices Act and the United Kingdom Bribery Act, and environmental laws and agency regulations, both in the U.S. and abroad; 20) the effect of potential changes in tax law, such as those outlined in recent proposals on U.S. tax reform; 21) any reduction in our credit ratings; 22) our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components; 23) our ability to recruit and retain highly-skilled employees and our relationships with the unions representing many of our employees; 24) spending by the U.S. and other governments on defense; 25) the possibility that our cash flows and borrowing facility may not be adequate for our additional capital needs or for payment of interest on, and principal of, our indebtedness; 26) our exposure under our existing senior revolving credit facility to higher interest payments should interest rates increase substantially; 27) the effectiveness of any interest rate hedging programs; 28) the effectiveness of our internal control over financial reporting; 29) the outcome or impact of ongoing or future litigation, claims, and regulatory actions; and 30) exposure to potential product liability and warranty claims; and (31) our ability to successfully negotiate and execute with Boeing Definitive Documentation, as defined in the MOU, to implement the MOU in the third quarter of 2017. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	2nd Quarter		Six Months
	2017	2016	2017	2016
B737	136	128	262	258
B747	2	2	3	5
B767	7	7	13	13
B777	19	25	40	51
B787	36	36	68	69
Total Boeing	200	198	386	396

A320 Family	152	145	306	292
A330/340	19	17	39	33
A350	23	20	47	34
A380	4	6	8	13
Total Airbus	198	188	400	372

Business/Regional Jets	26	22	48	37

Total	424	408	834	805

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 29, 2017	June 30, 2016	June 29, 2017	June 30, 2016
	($ in millions, except per share data)
Net revenues	$1,826.1	$1,829.9	$3,520.2	$3,511.5
Operating costs and expenses:
Cost of sales	1,847.0	1,672.0	3,259.8	3,031.0
Selling, general and administrative	46.1	70.2	98.0	120.2
Impact of severe weather event	9.1	—	19.9	—
Research and development	6.7	4.4	11.7	10.5
Total operating costs and expenses	1,908.9	1,746.6	3,389.4	3,161.7
Operating (loss) income	(82.8)	83.3	130.8	349.8
Interest expense and financing fee amortization	(10.2)	(23.9)	(19.7)	(35.3)
Other income (expense), net	1.2	(6.2)	2.7	(8.4)
(Loss) income before income taxes and equity in net income of affiliate	(91.8)	53.2	113.8	306.1
Income tax benefit (provision)	35.0	(8.6)	(29.0)	(90.5)
(Loss) income before equity in net income of affiliate	(56.8)	44.6	84.8	215.6
Equity in net income of affiliate	—	0.2	0.1	0.8
Net (loss) income	($56.8)	$44.8	$84.9	$216.4

(Loss) earnings per share
Basic	($0.48)	$0.35	$0.71	$1.66
Shares	118.2	128.6	118.8	130.1

Diluted	($0.48)	$0.35	$0.71	$1.65
Shares	118.2	129.3	119.8	130.9

Dividends declared per common share	$0.10	—	$0.20	—

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	June 29, 2017	December 31, 2016
	($ in millions)
Current assets
Cash and cash equivalents	$696.9	$697.7
Restricted cash	4.4	—
Accounts receivable, net	824.3	660.5
Inventory, net	1,325.7	1,515.3
Other current assets	106.5	36.9
Total current assets	2,957.8	2,910.4
Property, plant and equipment, net	1,991.4	1,991.6
Pension assets	300.1	282.3
Other assets	213.2	220.9
Total assets	$5,462.5	$5,405.2
Current liabilities
Accounts payable	$726.0	$579.7
Accrued expenses	246.5	216.2
Profit sharing	41.3	101.4
Current portion of long-term debt	26.6	26.7
Advance payments, short-term	153.9	199.3
Deferred revenue, short-term	73.9	312.1
Deferred grant income liability - current	20.3	14.4
Other current liabilities	549.2	94.4
Total current liabilities	1,837.7	1,544.2
Long-term debt	1,060.6	1,060.0
Advance payments, long-term	280.8	342.0
Pension/OPEB obligation	41.6	43.9
Deferred revenue and other deferred credits	114.6	146.8
Deferred grant income liability - non-current	49.8	63.4
Other liabilities	265.6	276.1
Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 118,346,113 and 121,642,556 shares issued and outstanding, respectively	1.2	1.2
Additional paid-in capital	1,076.8	1,078.9
Accumulated other comprehensive loss	(167.1)	(186.9)
Retained earnings	2,186.8	2,113.9
Treasury stock, at cost (27,580,982 and 9,691,865 shares, respectively)	(1,286.4)	(1,078.8)
Total shareholders’ equity	1,811.3	1,928.3
Noncontrolling interest	0.5	0.5
Total equity	1,811.8	1,928.8
Total liabilities and equity	$5,462.5	$5,405.2

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Six Months Ended
	June 29, 2017	June 30, 2016
	($ in millions)
Operating activities
Net income	$84.9	$216.4
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	105.5	98.9
Amortization expense	—	0.1
Amortization of deferred financing fees	1.7	14.7
Accretion of customer supply agreement	5.1	2.4
Employee stock compensation expense	11.0	28.9
Loss from interest rate swap	1.5	—
(Gain) loss from foreign currency transactions	(3.4)	11.2
Loss on impairment and disposition of assets	6.5	3.1
Deferred taxes	3.0	25.4
Pension and other post-retirement benefits, net	(21.7)	0.8
Grant liability amortization	(8.8)	(5.4)
Equity in net income of affiliate	(0.1)	(0.8)
Changes in assets and liabilities
Accounts receivable, net	(156.5)	(224.1)
Inventory, net	438.9	184.9
Accounts payable and accrued liabilities	179.7	39.5
Profit sharing/deferred compensation	(60.2)	(16.1)
Advance payments	(106.6)	(70.4)
Income taxes receivable/payable	(60.6)	(29.9)
Deferred revenue and other deferred credits	(269.3)	28.0
Other	183.4	1.2
Net cash provided by operating activities	$334.0	$308.8
Investing activities
Purchase of property, plant and equipment	(88.1)	(104.7)
Proceeds from sale of assets	0.2	—
Net cash used in investing activities	($87.9)	($104.7)
Financing activities
Proceeds from issuance of bonds	—	299.8
Principal payments of debt	(1.8)	(9.8)
Payments on term loan	(6.3)	—
Payments on bonds	—	(213.6)
Taxes paid related to net share settlement awards	(13.1)	(14.3)
Debt issuance and financing costs	(0.9)	(13.7)
Proceeds from financing under the New Market Tax Credit Program	7.6	—
Purchase of treasury stock	(207.6)	(317.6)
Change in restricted cash	(4.4)	(86.4)
Dividends paid	(24.0)	—
Net cash used in financing activities	($250.5)	($355.6)
Effect of exchange rate changes on cash and cash equivalents	3.6	(5.3)
Net decrease in cash and cash equivalents for the period	($0.8)	($156.8)
Cash and cash equivalents, beginning of the period	697.7	957.3
Cash and cash equivalents, end of the period	$696.9	$800.5

Appendix

In addition to reporting our financial information using U.S. Generally Accepted Accounting Principles (GAAP), management believes that certain non-GAAP measures (which are indicated by * in this report) provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently.

Free cash flow is defined as GAAP net cash provided by operating activities (cash flow from operations), less capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow as a measure to assess both business performance and overall liquidity.

Management considers special items, which may include termination charges, settlement charges and other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the company’s operating performance and allows more accurate comparisons of the company’s operating results to historical performance. Accordingly, Adjusted Free Cash Flow is defined as free cash flow less these special items.

The table below provides reconciliations between the GAAP and non-GAAP measures.

Adjusted EPS

	2nd Quarter		Six Months		Guidance
	2017	2016	2017	2016	2017

GAAP Diluted Earnings Per Share	($0.48)	$0.35	$0.71	$1.65	$2.95 - $3.20
Impact of Airbus Agreement, CEO Retirement, and Debt Refinancing [1]	—	0.86	—	0.86
Impact of MOU with Boeing [2]	2.05	—	2.05	—	2.05
Adjusted Diluted Earnings Per Share	$1.57	$1.21	$2.76	$2.51	$5.00 - $5.25

Diluted Shares (in millions)	118.2	129.3	119.8	130.9

1 Represents the net earnings per share impact of the Airbus agreement of $0.68, CEO retirement of $0.11 and debt refinancing charge of $0.07.

2 Represents the net earnings per share impact of the MOU with Boeing of $2.05.

Free Cash Flow
($ in millions)

	2nd Quarter		Six Months		Guidance
	2017	2016	2017	2016	2017

Cash Provided by Operating Activities	$222	$215	$334	$309	$750 - $850
Capital Expenditures	(47)	(54)	(88)	(105)	(250 - 300)
Free Cash Flow	$175	$161	$246	$204	$500 - $550
Cash Received under 787 Interim Pricing Agreement	—	—	—	(43)

Adjusted Free Cash Flow	$175	$161	$246	$161	$500 - $550